Exhibit 23.3

Consent of Independent Auditors

The Member
TA-High Desert, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated April 29, 2014, with respect to the balance sheet of TA-High Desert, LLC as of December 31, 2013, and the related statements of operations, member’s equity, and cash flows for the period from March 28, 2013 (acquisition) to December 31, 2013, which report appears in the Form 8-K/A of NRG Yield, Inc.

(signed) KPMG LLP

Philadelphia, Pennsylvania
July 17, 2014